Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January 27, 2016 is entered into by and among First Busey Corporation (“First Busey”), Busey bank (“Busey Bank”), Pulaski bank, National Association (“Pulaski Bank”) and BRIAN BJORKMAN (“Executive”) for the purposes and reasons stated below. As to the obligations of Pulaski Bank and Executive under this Agreement, this Agreement shall be effective as of the date this Agreement is signed by all parties. As to the obligations of First Busey and Busey Bank, this Agreement shall be effective as of the Effective Time of the Merger (each as defined in the Agreement and Plan of Merger between First Busey and Pulaski Financial Corp. (“PFC”) dated December 3, 2015 (“Merger Agreement”)) under which First Busey is the successor to and assumes certain liabilities of PFC. In the event that the Effective Time shall not occur, as to First Busey and Busey Bank this Agreement shall be void as of the date it was entered into and of no force and effect.

RECITALS

A.           Busey Bank is a wholly-owned subsidiary of First Busey; and

B.           Pulaski Bank is a wholly-owned subsidiary of PFC; and

C.           As of the date of execution hereof, Executive is employed by Pulaski Bank; and

D.           Pulaski Bank wishes to encourage Executive to remain employed by Pulaski Bank through the Effective Time; and

E.           Busey Bank has notified Executive that it intends to continue Executive’s employment after the Effective Time; and

F.           Pulaski Bank offers Executive an Initial Bonus and Busey Bank offers Executive a Retention Bonus and other benefits in consideration of, and payment is conditioned upon, among other things, Executive’s agreement to provide Busey Bank with the protective covenants set forth herein and Executive’s compliance therewith.

Now, therefore, consideration of the foregoing and of the respective covenants and agreements of the parties contained herein, the parties hereby agree as follows:

AGREEMENTS

Section 1.          Employment Term with Automatic Renewal Provision. Subject to the terms of this Agreement, after the Effective Time Executive shall be employed by either Pulaski Bank or Busey Bank for a period of one (1) year commencing as of the Effective Time (the “Term”). The Term shall automatically renew for one (1) additional year at the end of the then existing Term, unless either party provides written notice to the other party not less than thirty (30) days prior to the end of the then existing Term that such party does not intend to extend the Term.

Section 2.           Employment.

(a)        Position and Duties. Subject to the terms of this Agreement, commencing at the Effective Time Executive shall devote Executive’s full business time, energies and talent to serving as President, Commercial Lending Division of Pulaski Bank until the merger of Pulaski Bank with and into Busey Bank, then as Executive Vice President/St. Louis Commercial Market President at the direction of the President and Chief Executive Officer of Busey Bank. Executive shall perform all duties assigned to Executive faithfully, loyally and efficiently, and shall have such duties, authority and responsibilities as may be assigned to Executive from time to time by the President and Chief Executive Officer of Busey Bank, which duties, authority and responsibilities shall include those customarily held by such officer of comparable companies, subject always to the charter and bylaw provisions and policies of First Busey and Busey Bank (Busey Bank together with First Busey, the “Employer”). Executive shall perform the duties required by this Agreement at Employer’s principal place of business unless the nature of such duties requires otherwise. Notwithstanding the foregoing, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not in any material way inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of Employer.

(b)        Transfers. The Board of Directors of First Busey (the “Board”) may, in its sole discretion, cause Executive’s employment to be transferred from Employer to any wholly-owned subsidiary of First Busey, in which case all references in this Agreement to “Employer” shall be deemed to refer to such subsidiary (and First Busey, if applicable).

Section 3.          Compensation and Benefits. Subject to the terms of this Agreement, Employer or Pulaski Bank, as applicable, shall compensate Executive for Executive’s services as follows:

(a)        Base Compensation. During the Term of this Agreement, Executive’s annual base salary rate shall be two hundred and seventy-six thousand dollars ($276,000) (“Base Salary”), which shall be payable in accordance with Employer’s normal payroll practices as are in effect from time to time. The Employer shall annually review Executive’s Base Salary at such time as it reviews its executives’ compensation to determine whether Executive’s Base Salary should be maintained at its existing level or increased, with any increase being effective as determined by the Employer.

(b)        Commercial Banking Incentive Plan. During the Term of this Agreement, Executive shall be eligible to participate in the Employer’s Commercial Banking Incentive Compensation Plan, as such plan is revised from time to time. Provided Executive is employed by Employer on the payment date, Executive shall be entitled to a incentive compensation for 2016 of not less than one hundred thousand dollars ($100,000.00), when bonuses are paid to other senior executives of Employer for the 2016 year, but in no event later than March 31, 2017.

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(c)        Initial Bonus. Pulaski Bank shall pay to Executive $25,000 within thirty (30) days of the date of this Agreement (the “Initial Bonus”).

(d)        Retention Bonus. Busey Bank shall pay to Executive $75,000 (the “Retention Bonus”) contingent upon Executive continuing to work for Pulaski Bank and/or Busey Bank during the period beginning at the Effective Time and continuing through the transition of business and operations to Busey Bank and ending on the merger of Pulaski Bank with and into Busey Bank (the “Post-Closing Transition Period”). If Busey Bank terminates Executive’s employment prior to the end of the Post-Closing Transition Period, Busey Bank shall pay the Retention Bonus if the termination is other than for Cause (as defined below). In addition, if Executive terminates Executive’s employment with either Pulaski Bank or Busey Bank for any or no reason, then no Retention Bonus shall be paid. Subject to receipt of the Release, Busey Bank shall pay to Executive the Retention Bonus described in this Section 3 at the next regularly scheduled Busey Bank payday administratively feasible following the Effective Date of the Release (as defined in the Release); provided, however, that if the end of the Post-Closing Transition Period occurs on or after November 1, 2016, then the Retention Bonus shall be paid on the first Busey Bank payday following January 1, 2017. The payment will be made in a lump sum, less all applicable withholdings and deductions.

(e)        Long Term Equity Incentive Program. During the Term of this Agreement, Executive shall be eligible to participate in Employer’s long-term equity incentive program, as determined in the sole discretion of the Board (or an authorized committee thereof). Executive shall be recommended for a grant of restricted stock or restricted stock units when such equity awards are granted to other senior executives of Employer on or around July 1, 2016, with a grant date value of one hundred thousand dollars ($100,000), which shall vest on the fifth (5th) anniversary of the grant date.

(f)        Profit Sharing Benefit. During the Term of this Agreement, Executive shall be eligible to receive an annual profit sharing benefit based on the combined amount of Executive’s Base Salary and, if applicable, Executive’s discretionary performance bonus, after Executive meets the eligibility requirements of the applicable profit sharing plan. The Board shall decide the exact amount of this benefit annually in its sole discretion. Employer shall contribute this benefit for the account of Executive to Employer’s tax-qualified retirement plans and/or any nonqualified deferred compensation plan that Employer establishes or maintains. All such profit sharing benefit payments shall be determined and governed by the terms of the applicable plan. Employer shall have no obligation to continue to maintain any particular benefit plan or arrangement and the profit sharing benefit described in this Section 3, may be amended or terminated by Employer at any time for any reason or no reason, provided such amendment or termination applies to all other similarly situated officers of Employer.

(g)        Reimbursement of Expenses. During the Term of this Agreement, Employer shall reimburse Executive for all travel, entertainment and other out-of-pocket expenses that Executive reasonably and necessarily incurs in the performance of Executive’s duties under this Agreement. Executive shall document these expenses to the extent necessary to comply with all applicable laws and Employer policies. Any reimbursement payments hereunder shall be made as soon as practicable, and when taxable to Executive, in no event later than two and one-half (2 1/2) months following the end of the year in which the corresponding expenses are incurred.

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(h)        Other Benefits. During the Tenn of this Agreement, Executive shall be eligible to participate, subject to the terms thereof, in all Employer retirement plans and health, dental, life and similar plans, as may be in effect from time to time with respect to similarly situated senior executives. In addition to the foregoing benefits, Executive shall be eligible to participate in Employer’s key life insurance program on the first entry date following the Effective Date (which entry date is September 1, 2016) with a death benefit amount of one million dollars ($1,000,000), subject to insurability and all other terms of such program.

(i)        Vacation. During the Tenn of this Agreement, Executive shall be subject to Employer’s general vacation policy as may be in effect from time to time, but shall accrue not less than twenty (20) days of paid vacation annually.

(j)        Withholding. Employer and Pulaski Bank may withhold any applicable federal, state and local withholding and other taxes from payments that become due or allowances that are provided to Executive.

Section 4.          Rights and Payments Upon Termination. Either party may terminate Executive’s employment under this Agreement pursuant to the terms of this Section 4. Executive’s right to benefits and payments, if any, for periods after the effective date of Executive’s termination of employment with Employer (the “Termination Date”) shall be determined in accordance with this Section 4:

(a)        Termination Without Cause. Either party may terminate this Agreement and Executive’s employment hereunder for any reason by delivering written notice of termination to the other party no fewer than thirty (30) days before the Termination Date (provided that such notice shall not be required in a Termination for Cause (as defined below)), which date shall be specified in the notice of termination. Employer may provide for an earlier Termination Date, provided Employer pays to Executive the Base Salary that would have been earned during such notice period. Any payment in lieu of notice pursuant to this Section 4(a) shall be made in a single lump sum on the first payroll date following the Termination Date. If Executive voluntarily terminates Executive’s employment under this Agreement other than pursuant to Section 4(c) (Termination for Good Reason), then Employer shall be required to pay Executive the Accrued Amounts and Employer shall have no further obligations to Executive under this Agreement. “Accrued Amounts” shall include the following amounts as have accrued through the Termination Date: (i) earned but unpaid Base Salary; (ii) earned but unpaid incentive compensation under Section 3(b) for previously completed performance periods; (iii) accrued but unpaid vacation pay; and (iv) provided Executive submits the required documentation in accordance with established policies and within thirty (30) days of the Termination Date, unreimbursed business expenses incurred during the Term.

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(b)        Termination for Cause. Employer may terminate this Agreement and Executive’s employment hereunder immediately for Cause by delivering written notice of termination to Executive (with such notice being delivered no less than thirty (30) days before the Termination Date in the event of a termination based on either a curable breach under subsection (vii) below or subsection (viii) below). “Cause” for termination shall exist if: (i) Executive engages in one (1) or more unsafe and unsound banking practices or material violations of a law or regulation applicable to Employer or any subsidiary; (ii) Executive engages in any repeated violations of a policy of Employer after being warned in writing by the Employer or one of Executive’s senior officers not to violate such policy; (iii) Executive engages in any single violation of a policy of Employer if such violation materially and adversely affects the business or affairs of Employer; (iv) Executive fails to timely implement a direction or order of the Employer and/or one of Executive’s senior officers, unless such direction or order would violate the law; (v) Executive engages in a breach of fiduciary duty or act of dishonesty involving the affairs of Employer; (vi) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law; (vii) Executive commits a material breach of Executive’s obligations under this Agreement; (viii) Executive materially fails to perform Executive’s duties to Employer with the degree of skill, care or competence expected by the Employer and/or Executive’s senior officers; or (ix) Executive is found guilty of, or pleads nolo contendere to, a felony or commits an act of dishonesty, embezzlement, or moral turpitude, or commits an act that disqualifies Executive from serving as an officer or director of Employer. If Executive’s employment is terminated pursuant to this Section 4(b), then Employer shall be required to pay Executive the Accrued Amounts and Employer shall have no further obligations to Executive under this Agreement.

(c)        Termination for Good Reason. Prior to Executive’s termination for Good Reason (as defined below), Executive shall give Employer written notice of the occurrence of the event or condition that Executive believes constitutes a Good Reason within thirty (30) days of the initial existence of such event or condition, which written notice shall provide detailed facts, and not mere conclusions, to support Executive’s claim of termination for Good Reason. If Employer determines that the events or conditions exist as alleged by Executive and does not cure such events or conditions within thirty (30) days of Executive’s written notice, then this Agreement and Executive’s employment hereunder shall terminate on the thirtieth (30th) day following Executive’s written notice. “Good Reason” means the occurrence of any one (1) or more of the following, without Executive’s prior consent: (i) a material adverse change in the Executive’s authorities or duties from those in effect in accordance with Section 2(a) immediately following the Effective Date; (ii) a reduction in Executive’s Base Salary, unless such reduction applies to all similarly situated senior executives of Employer; (iii) Employer changes the primary location of Executive’s employment to a place that is more than fifty (50) miles from Executive’s primary location of employment as of the Effective Date; or (iv) Employer otherwise commits a material breach of its obligations under this Agreement.

(d)        Termination upon Change in Control. Following a Change in Control, this Agreement and Executive’s employment hereunder may be terminated in accordance with Section 4(a), (b), or (c) by delivering written notice of termination to the other party no less than thirty (30) days before the Termination Date.

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(i)          A “Change in Control” shall be deemed to have occurred upon the first to occur of the following: (A) any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of First Busey or a corporation owned directly or indirectly by the stockholders of First Busey in substantially the same proportions as their ownership of stock of First Busey, is or becomes a “beneficial owner” (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of First Busey; (B) during any period of twelve (12) consecutive months, the individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or nomination for election by First Busey’s stockholders was approved by a vote of at least a majority of the directors when still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; or (C) the consummation of (1) a merger or consolidation of First Busey with any other corporation, other than a merger or consolidation that would result in the voting securities of First Busey outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of First Busey or such surviving entity outstanding immediately after such merger or consolidation; or (2) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of First Busey.

(ii)         Notwithstanding Section 4(d)(i), a Change in Control shall not be deemed to have occurred (A) in connection with the merger of PFC with and into First Busey or the merger of Pulaski Bank with and into Busey Bank or (ii) if Executive agrees in writing that the transaction or event in question does not constitute a Change in Control for the purposes of this Agreement.

(e)        Termination upon Disability. Employer shall not terminate this Agreement and Executive’s employment hereunder if Executive becomes “disabled” within the meaning of Employer’s then current employee disability program or, at Employer’s election, as determined by a physician selected by Employer, unless as a result of such disability, Executive is unable to perform Executive’s duties with the requisite level of skill and competence for a period of six (6) consecutive months. Thereafter, Employer may terminate this Agreement for Cause in accordance with Section 4(b).

(f)        Termination upon Death. This Agreement shall terminate if Executive dies during the Term, effective on the date of Executive’s death. Any payments that are owing to Executive under this Agreement or otherwise at the time of Executive’s death shall be made to whomever Executive may designate in writing as Executive’s beneficiary, or absent such a designation, to the executor or administrator of Executive’s estate. Termination of this Agreement under this Section 4(f) shall be deemed to be a termination in accordance with Section 4(b).

(g)        Severance Benefits. Employer shall pay severance benefits to Executive as follows:

(i)          If this Agreement and Executive’s employment hereunder are terminated by Employer without Cause pursuant to Section 4(a), or by Executive for Good Reason pursuant to Section 4(c), Employer shall pay Executive an amount equal to one hundred percent (100%) of Executive’s then applicable Base Salary (the “Severance Payment”). Provided that the following benefits may be provided to Executive without any penalty or other limitation imposed by law, Employer shall also reimburse Executive for up to twelve (12) months for continuing coverage under Employer’s health insurance pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive remains eligible for, and elects, such COBRA continuation for such period following the Termination Date, and provided, further, that, to the extent Executive paid a portion of the premium for such benefits while employed, Executive shall continue to pay such portion during the period of continuation hereunder, and any period of continuation hereunder shall be credited against Executive’s continuation rights under COBRA.

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(ii)         All payments that become due to Executive under this Section 4(g) shall be made in substantially equal installments in accordance with Employer’s regular payroll practices then in effect over the one (1) year period provided that the initial payment shall be made on the regular payroll date occurring on or closest before the sixtieth (60th) day following the Termination Date; provided, however, that if the Termination Date occurs on or after November 2nd in any year, such payments shall not commence until the first payroll date in January of the next year; and provided, however, that no payment or benefit shall ever be due to Executive under this Section 4(g) unless Executive has delivered to Employer on or before the sixtieth (60th) day following the Termination Date an irrevocable general release and waiver of claims as required by Section 4(j). For avoidance of doubt, any applicable revocation period associated with such release and waiver shall expire on or before the sixtieth (60th) day following the Termination Date in order for Executive to be eligible to receive any payments or benefits under this Section 4(g). Employer shall be obligated to make all payments that become due to Executive under this Section 4(g) whether or not Executive obtains other employment following termination or takes steps to mitigate any damages that Executive claims to have sustained as a result of termination. The payments provided for in this Section 4(g) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or for Executive’s account as of the Termination Date.

(iii)        Employer and Executive intend that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”). The present value of any payments to or for the benefit of Executive in the nature of compensation, as determined by the legal counsel or certified public accountants for Employer in accordance with Code Section 280G(d)(4), receipt of which is contingent on the Change in Control of Employer, and to which Code Section 280G applies (in the aggregate “Total Payments”), shall be reduced, as necessary, such that the payment does not exceed an amount equal to one dollar ($1.00) less than the maximum amount that Employer may pay without loss of deduction under Code Section 280G(a), provided that any such reduction shall be in accordance with Code Section 409A.

(iv)         If Employer is not permitted to make any payments that may become due to Executive under this Section 4(g) because First Busey or Busey Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause Busey Bank’s capital to fall below such minimum capital requirements, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such minimum capital requirements. Further, if Employer is not permitted to make any payments that may become due to Executive under this Section 4(g) because of the operation of any other applicable law or regulation, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such applicable law or regulation.

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(h)        Payment Equalization. If Employer is paying, or in the case of a lump sum, has paid, Executive a Severance Payment pursuant to Section 4(g)(i), then Executive shall not seek or apply for unemployment compensation under the Illinois State, Missouri State or any other state or federal unemployment compensation law at any time prior to a date following the final payment made hereunder or with respect to the period during which such payments were or were to be made until the final payment is made.

(i)        Specified Employee. If at the time of any payment hereunder Executive is considered to be a Specified Employee (as defined below); and such payment is required to be treated as deferred compensation under Code Section 409A, then, to the extent required by Code Section 409A, payments may be delayed to the date that is six (6) months after the Termination Date. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments that would occur during the six (6)-month deferral period and all other payments shall be unaffected.

(i)          All payments delayed pursuant to this Section 4(i) shall be accumulated and paid in a lump-sum, catch-up payment as of the first (1st) day of the seventh (7th) month following the Termination Date (or, if earlier, the date of death of Executive), with all such delayed payments being credited with interest (compounded monthly) for such period of delay equal to the prime rate in effect on the first (1st) day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

(ii)         The term “Specified Employee” means any person who holds a position with Employer of senior vice president or higher and has compensation greater than that stated in Code Section 416(i)(1)(A)(i). The determination of whether Executive is a Specified Employee shall be based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If Executive is determined to be a Specified Employee during the identification period Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1st following the close of such identification period. For purposes of determining whether Executive is a Specified Employee under Code Section 416(i), compensation shall mean Executive’s W-2 compensation as reported by Employer for a particular calendar year.

(j)        Release. As a condition to Employer’s obligation to pay any severance benefit under Section 4(g), Executive shall execute a general release of, and waiver of claims against, Employer and its subsidiaries and affiliates, substantially in the form attached hereto as Exhibit A on or before the sixtieth (60th) day following the Termination Date. For the avoidance of doubt, in order for such release to be deemed effective for purposes of this Agreement, any applicable revocation period with respect to such release and waiver must have expired on or before such sixtieth (60th) day.

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Section 5.          Confidentiality. Executive acknowledges that the nature of Executive’s employment has been or shall require that Executive produce and have access to records, data, trade secrets and information that are not available to the public regarding PFC and Pulaski Bank and their respective affiliates and Employer and its affiliates (collectively, the “Covered Entities”) (“Confidential Information”). Executive shall hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Executive’s performance of Executive’s duties for a Covered Entity, or the Confidential Information lawfully becomes available to the public from other sources, or Executive is authorized in writing by Employer to disclose it, or Executive is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of the Covered Entities that Executive prepares or uses shall always be the sole property of the Covered Entities. Executive’s access to and use of Covered Entities’ computer systems, networks and equipment, and all Covered Entity information contained therein, shall be restricted to legitimate business purposes on behalf of the Covered Entities; any other access to or use of such systems, network and equipment is without authorization and is prohibited. The restrictions contained in this Section 5 shall extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to a Covered Entity. Executive shall not transfer any Covered Entity information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to a Covered Entity. Executive shall promptly return all originals and copies of any Confidential Information and other records, files, documents and other materials to Employer if Executive’s employment with Employer is terminated for any reason. In addition, Executive shall immediately upon termination of any reason surrender all personal electronic devices ever used to access Confidential Information or conduct business on behalf of a Covered Entity for joint (Executive and Employer) inspection and removal of Covered Entity information, including without limitation, Confidential Information.

Section 6.          Non-Solicitation Covenant. Employer and Executive agree that the primary service area of the Covered Entities’ business in which Executive will actively participate extends separately to an area that encompasses a fifty (50) mile radius from each banking and other office location of each Covered Entity (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement, Executive hereby agrees that for a period of one (1) year after termination of Executive’s employment with a Covered Entity for any reason and whether such termination of employment is prior to the Term, during the Term or after the termination or expiration of the Term (the “Restrictive Period”), Executive shall not directly or indirectly do any of the following (the “Restrictive Covenant”):

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(a)        for Executive or any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution (a “Financial Institution”): (i) induce or attempt to induce any officer of a Covered Entity, or any employee who previously reported to Executive, to leave the employ of a Covered Entity; (ii) in any way interfere with the relationship between a Covered Entity and any such officer or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer or employee; or (iv) induce or attempt to induce any customer, supplier, licensee or business relation of any Covered Entity to cease doing business with a Covered Entity or in any way interfere with the relationship between a Covered Entity or any of their respective customers, suppliers, licensees or business relations, where Executive had personal contact with, or has accessed Confidential Information in the preceding twelve (12) months with respect to, such customers, suppliers, licensees or business relations; or

(b)        for Executive or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of a Covered Entity, where Executive, or any person reporting to Executive, had personal contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of a Covered Entity.

The foregoing Restrictive Covenant shall not (i) apply if this Agreement and Executive’s employment hereunder are voluntarily terminated by Executive without Good Reason pursuant to Section 4(a) within one (1) year after the occurrence of a Change in Control or (ii) prohibit Executive from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

Section 7.          Remedies for Breach. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained herein are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Covered Entities, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Covered Entities and its interests, that Employer would not have agreed to enter into this Agreement without receiving Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. Executive hereby acknowledges and agrees that during the Restrictive Period, Employer shall have the right to communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement. In addition, in the event of any violation or threatened violation of the restrictions contained in this Agreement, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be. If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

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Section 8.          Intellectual Property. At all times from and after the date of the date of this Agreement, Executive agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to Pulaski Bank, National Association in connection with any banking, wealth management, lending, trust, mortgage, or other financial services or products. Executive further acknowledges and agrees that Executive’s obligations under this Section 8 are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Executive from gainful employment.

Section 9.          Indemnity; Other Protections.

(a)        Indemnification. Employer shall indemnify Executive (and, upon Executive’s death, Executive’s heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by Executive in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which Executive becomes involved by reason of Executive’s having been an officer or director of Employer. The indemnification rights provided for herein are not exclusive and shall supplement any rights to indemnification that Executive may have under any applicable bylaw or charter provision of Employer, or any resolution of Employer, or any applicable statute.

(b)        Advancement of Expenses. In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Employer is permitted or required to indemnify Executive under this Agreement, any applicable bylaw or charter provision of Employer, any resolution of Employer, or any applicable statute, Employer shall, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Employer of a written undertaking from Executive to reimburse Employer for all Expenses actually paid by Employer to or on behalf of Executive in the event it shall be ultimately determined that Employer cannot lawfully indemnify Executive for such Expenses, and to assign to Employer all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by Employer to or on behalf of Executive.

(c)        Litigation. Unless precluded by an actual or potential conflict of interest, Employer shall have the right to recommend counsel to Executive to represent Executive in connection with any claim covered by this Section 9. Further, Executive’s choice of counsel, Executive’s decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim shall be subject to Employer’s prior written approval, which approval shall not be unreasonably withheld by Employer.

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Section 10.         General Provisions.

(a)        Amendment. Except as set forth explicitly herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer (and prior to the Effective Time, Pulaski Bank).

(b)        Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and their respective personal representatives, successors and assigns. For the purposes of this Agreement, any successor or assign of Employer shall be deemed to be “Employer.” Employer shall require any successor or assign of Employer or any direct or indirect purchaser or acquirer of all or substantially all of the business, assets or liabilities of Employer, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and Employer’s obligations hereunder in the same manner and to the same extent as Employer would have been required to perform them if no such transaction had occurred.

(c)        Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. The provisions of this Agreement shall be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. In the event any provision of this Agreement (including any provision of the Restrictive Covenant) is held to be overbroad as written, such provision shall be deemed to be amended to narrow the application of such provision to the extent necessary to make such provision enforceable according to applicable law.

(d)        Survival. The provisions of Section 5 (Confidentiality), Section 6 (Non-Solicitation Covenant), Section 7 (Remedies for Breach), Section 8 (Intellectual Property), Section 9 (Indemnity; Other Protections) and Section 10 (General Provisions) shall survive the expiration or termination of this Agreement for any reason.

(e)        Governing Law and Enforcement. This Agreement shall be construed and the legal relations of the parties shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

(f)        Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by Employer within fifty (50) miles from Champaign, Illinois, in accordance with the rules of JAMS, Inc.

(g)        Prevailing Party Legal Fees. Should either party initiate any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding; provided, however, that reasonable attorneys’ fees shall be limited to the fees of the last attorney to represent the party and to the lesser of the fees incurred as a result of the reasonable hourly rate of the attorney or any contingent or other arrangement for the payment of legal fees. The payment, if any, of costs and expenses to either party under this Section 10(g) shall be made no later than two and one-half (2 1/2) months following the end of the year in which a final adjudication is made in the action or proceeding.

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(h)        Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(i)        Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of First Busey, attention: General Counsel; and, if to Pulaski Bank, addressed to the principal headquarters of Pulaski Bank, attention: Chief Executive Officer; and if to Executive, to the address for Executive as most currently reflected in the corporate records, or to such other address as Executive has most recently provided to Pulaski Bank and, after the Effective Time, to Employer.

(j)        Code Section 409A. To the extent any provision of this Agreement or action by the Employer would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by Employer. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Notwithstanding anything herein to the contrary, no termination or other similar payments and benefits hereunder shall be payable on account of Executive’s termination of employment unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by Employer to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of taxes or interest under Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and Employer does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

(k)        Claw-back. Any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Employer claw-back policy (the “Policy”) or any applicable law, as may be in effect from time to time. Executive acknowledges and consents to Employer’s application, implementation and enforcement of (i) the Policy or any similar policy established by Employer that may apply to Executive and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as Executive’s express agreement that Employer may take such actions as may be necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

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(l)        Construction. This Agreement shall be deemed drafted equally by the parties. Any presumption or principle that the language of this Agreement is to be construed against any party shall not apply. Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST BUSEY CORPORATION and BUSEY BANK	EXECUTIVE

By:	/s/ Van A. Dukeman	/s/ Brian Bjorkman
	Van A. Dukeman	Brian Bjorkman
President and Chief Executive Officer
	of First Busey Corporation	12 Berry Wood Drive
	Chairman of the Board of Busey Bank	St Louis, MO 63122
Address

Date:	1/27/2016	Date:	1.15.16

PULASKI BANK, NATIONAL

ASSOCIATION

By:	/s/ Gary W. Douglass
	Name:	Gary W. Douglass
	Title:	CEO
	Date:	1/27/16

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